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                                                                   EXHIBIT 21.01

List of Subsidiaries


One Web Place, Inc., a California corporation
Greenwich Industrial Services, LLC, a Connecticut corporation
DoveBid Valuation Services, Inc., a California corporation
     AccuVal Associates, Incorporated, a Wisconsin corporation
     Liquitec Industries, Incorporated, a Wisconsin corporation
Norman Levy Associates, Inc., a Michigan corporation
     Norman Levy Associates Canada, Ltd, an Ontario corporation
     Norman Levy Associates Mexico, S.A de C.V., a Mexico corporation
     Levy Land Management L.L.C., a Michigan limited liability company Norman Levy Aircraft Appraisal, Inc., a Michigan corporation
Robert Carl Corporation, a Michigan corporation
     Norman Levy Associates Overseas, Ltd., a United Kingdom corporation Rabin/Carl Mason, G.P., a California general partnership
     Production Tool Supply, a Michigan corporation or Lee Stevens Machinery
      Inc.
     Ellbee Transport, Inc., a Michigan corporation or National Machinery
      Exchange, Inc.
     Beer, L.L.C., an Illinois limited liability company
Philip Pollack Co., Inc., an Illinois corporation
Fairfield Industries B.V., a Netherlands corporation
Champion Computer Products, Inc., a Georgia corporation
Victor Morris Team Pte Ltd., a Singapore corporation
     VM Team Sdn Bhd, a Malaysia corporation
Victor Morris & Yau Co. Ltd., a Hong Kong corporation
Victor Morris Co. Ltd., a Thailand corporation
C.L. Van Beusekom B.V., a Netherlands corporation